EXHIBIT 4.2

BAYTEX ENERGY CORP.

COMMON SHARE RIGHTS INCENTIVE PLAN

This document sets out the terms and conditions of the Common Share Rights Incentive Plan (the "Plan") of Baytex Energy Corp. ("Baytex").  The Plan was approved by the board of directors of Baytex (the "Board") on October 25, 2010.

In connection with a plan of arrangement (the "Arrangement") among Baytex, Baytex Energy Trust (the "Trust"), Baytex Energy Ltd., Baytex ExchangeCo Ltd. and the holders of trust units ("Units") of the Trust, Baytex assumed all of the liabilities and obligations of the Trust (including the liabilities and obligations of the Trust in respect of the Trust Unit Rights Incentive Plan) and the Trust was terminated.  Pursuant to the terms of the Trust Unit Rights Incentive Plan of the Trust, the Arrangement resulted in holders of outstanding incentive rights granted under such plan ("Old Rights") exchanging such rights on a one-for-one basis for rights to acquire common shares of Baytex ("Rights") whereby:

(i)	the Grant Date, the Expiry Date and the Grant Price (as such terms are defined below) of the Old Rights became the Grant Date, the Expiry Date and the Grant Price of the Rights;

(ii)	the vesting schedule of the Old Rights became the vesting schedule of the Old Rights; and

(iii)	the amount payable on the exercise of an Old Right immediately prior to the exchange became the amount payable on the exercise of a Right immediately following the exchange.

This Plan was adopted to govern the Rights granted in exchange for the Old Rights.

1.
The purpose of the Plan is to provide directors, officers, consultants, employees and other service providers, as designated from time to time by the Board (all of which are hereinafter called "Service Providers"), of Baytex and any of its subsidiaries with an opportunity to acquire Rights to acquire common shares of Baytex ("Shares").  This will provide an increased incentive for these Service Providers to contribute to the future success of Baytex.

2.
The Plan shall come into effect on the effective date of the plan of arrangement among Baytex, the Trust, Baytex Energy Ltd. and Baytex ExchangeCo Ltd. (the "Effective Date").  Any unallocated Rights under the Plan shall be approved by holders of Shares ("Shareholders") on or before May 20, 2010 and every three years thereafter.

3.
Unless otherwise approved by the Toronto Stock Exchange ("TSX") and Shareholders, Baytex will set aside and reserve for issuance under the Plan up to 10% of the aggregate number of issued and outstanding Shares (collectively, the "Total Shares").  Any increase in the issued and outstanding Total Shares will result in an increase in the available number of Shares issuable under the Plan, and any exercises of Rights will create an equivalent number of Shares available under the Plan.

4.
In accordance with the rules of the TSX, the number of Shares: (a) issued to Insiders within a one year period; and (b) issuable to Insiders, at any time under the Plan, or when combined with all other securities based compensation arrangements of Baytex, cannot exceed 10% of the Total Shares.  The following restrictions will apply to the participation of non-management directors under the Plan: (i) the aggregate number of Shares issuable to non-management directors, at any time under the Plan, cannot exceed 1% of the Total Shares; and (ii) the value of the Rights granted to any one non-management director during a calendar year, as calculated at the Grant Date (as defined below), cannot exceed $100,000.

5.
Rights shall be granted by the Board from time to time, at its sole discretion, to Service Providers, provided that the aggregate number of Rights held by any single holder of Rights at any given time cannot exceed 1% of the Total Shares.  No Service Provider shall have any entitlement to be granted Rights hereunder, except as may be specifically granted by the Board.

6.	Rights granted under the Plan may not be assigned or transferred by a holder thereof.

7.	The Plan is subject to the approval of the TSX and no Rights which may be granted prior to the receipt of such approval may be exercised until such approval has been received.

8.
Subject to the restrictions on exercise set out in paragraph 7 above and subject to paragraphs 12, 13, 14 and 16 below, Rights granted under the Plan may be exercised during a period (the "Exercise Period") not exceeding five (5) years from the date upon which the Rights were granted (the "Grant Date"), pursuant to vesting schedules determined by the Board in its sole discretion.  At the expiration of the Exercise Period (the "Expiry Date"), any Rights which have not been exercised shall expire and become null and void.  If the Expiry Date of any Rights falls within any Blackout Period (as defined below) or within ten business days (being a day other than a Saturday, Sunday or any other day when banks are generally not open in the City of Calgary for the transaction of business) following the end of any Blackout Period (the "Restricted Rights"), then the Expiry Date of such Restricted Rights shall, without any further action, be extended to the date that is ten business days, following the end such Blackout Period.  The foregoing extension applies to all Rights whatever the Grant Date and shall not be considered an extension of the term of the Rights as referred to in paragraph 12 hereof.  Unless approved by the Board, no Rights may be exercised by a holder during a Blackout Period which is applicable to such holder.

9.
The grant price ("Grant Price") per Right granted hereunder shall be not less than the closing price of the Shares on the TSX (or, in the case of Service Providers working in the United States, the New York Stock Exchange (the "NYSE")) on the trading day immediately preceding the Grant Date (or, if the Shares are not then listed and posted for trading on the TSX or the NYSE, such price as required by such stock exchange on which such Shares are listed and posted for trading as may be selected for such purpose by the Board).  In the event that the Shares are not listed and posted for trading on any stock exchange, the Grant Price shall be determined by the Board in its sole discretion.  Notwithstanding the foregoing, in certain circumstances, such as when a Right is offered to an individual as an inducement to secure employment, the Grant Price may be otherwise determined, but only with the prior consent of all stock exchanges on which the Shares are at that time listed.

10.	(a)	For Service Providers that are subject to income taxes in the United States, the exercise price ("Exercise Price") per Right granted hereunder shall be equal to the Grant Price.

(b)	For Service Providers that are not subject to income taxes in the United States, the Exercise Price per Right granted hereunder shall be, at the election of such Service Provider, either:

(i)	the Grant Price; or

(ii)
calculated by deducting from the Grant Price (A) all monthly distributions (whether payable in cash, in securities or in any other assets of the Trust, but excluding a distribution of Units pursuant to the Trust's trust indenture that is followed by a consolidation of the Units pursuant to the trust indenture) on a per Unit basis, made by the Trust after the Grant Date and prior to the Effective Date where the aggregate amount of all such monthly distributions represent a return of more than 0.833% of the Trust's recorded cost of oil and natural gas properties less accumulated depreciation and depletion and any future income tax liability associated with such oil and natural gas properties at the end of that month and (B) all monthly dividends (whether payable in cash, in securities or in any other assets of Baytex) on a per Share basis, made by Baytex after the Effective Date where the aggregate amount of all such monthly dividends represent a return of more than 0.833% of Baytex's recorded cost of oil and natural gas properties less accumulated depreciation and depletion and any future income tax liability associated with such oil and natural gas properties at the end of that month.  For greater certainty, where a Grant Date falls other than on the first day of a calendar month, the per Unit/Share amount of the distribution/dividend deducted from the Grant Price for that calendar month shall be pro-rated from the Grant Date to the end of such calendar month.  The reduction of the Exercise Price of any outstanding Rights pursuant to this paragraph shall not be considered a reduction for purposes of paragraph 12 hereof.

(c)	The Board may establish a minimum Grant Price and/or Exercise Price, provided that in no event shall the Exercise Price be less than $1.00.

11.
The Plan shall be administered by the Board.  However, notwithstanding the foregoing or anything else contained in this Plan (and subject to compliance with applicable laws): (a) the Board may delegate the administration of the Plan (or any part thereof) to a committee of directors (a "Committee") appointed from time to time by the Board; and (b) the Board (or the Committee as its delegatee) may delegate the administration of the Plan (or any part thereof) to the Chief Executive Officer of Baytex (the "CEO") pursuant to rules of procedure fixed by the Board or the Committee, as applicable.  If the administration of the Plan is delegated (in whole or in part) to a Committee or to the CEO, references herein to the "Board" shall be to such Committee or CEO, where applicable.

12.
The Plan and any outstanding Rights granted pursuant to the Plan may be amended, modified or terminated by the Board without approval of Shareholders subject to any required approval of the TSX.  Notwithstanding the foregoing, the Plan or any Rights granted pursuant to the Plan may not be amended without approval of Shareholders to: (a) increase the percentage of Shares issuable on exercise of outstanding Rights at any time pursuant to paragraph 3 hereof; (b) reduce the Exercise Price of any outstanding Rights or cancel and re-issue any Rights granted pursuant to the Plan; (c) extend the Expiry Date of any outstanding Rights; (d) permit a holder to transfer or assign Rights to a new beneficial holder other than for estate settlement purposes; (e) increase the number of Shares that may be issued to Insiders above the restriction contained in paragraph 4; (f) increase the restrictions contained in paragraph 4 regarding the participation of non-management directors under the Plan; or (g) amend this paragraph 12.  If after the Effective Date, non-management directors cease to be eligible to participate in the Plan, any amendment to the Plan to re-introduce their participation must be approved by Shareholders.  In addition, no amendment to the Plan or Rights granted pursuant to the Plan may be made without the consent of the holder, if it adversely alters or impairs any Right previously granted to such holder under the Plan.

13.
Upon any holder of Rights ceasing to be a Service Provider for any reason whatsoever, other than the death of such holder of Rights, during the Exercise Period, all Rights which have not vested at such date shall terminate and become null and void, and such holder of Rights shall have until the earlier of:

(a)	30 days from the date such holder of Rights ceased to be a Service Provider; or

(b)	the Expiry Date,

to exercise the portions of any outstanding Rights which have vested in such holder of right pursuant to paragraph 8 above and, at the expiration of such 30 day period, any vested Rights which have not been so exercised shall terminate and become null and void; provided that upon the termination of any employee for cause, the Board may, in its sole discretion, determine that all vested Rights which have not been exercised shall immediately terminate and become null and void.

14.
Upon the death of any individual holder of Rights during the Exercise Period, all Rights which have not vested at such date shall terminate and become null and void, and the executor, administrator or personal representative of such holder of Rights shall have until the earlier of:

(a)	6 months from the date of the death of such holder of Rights; or

(b)	the Expiry Date,

to exercise those outstanding Rights which had vested in such holder of right pursuant to paragraph 8 above as at the date of death and, at the expiration of such 6 month period, any vested Rights which have not been exercised shall terminate and become null and void.

15.
Rights granted hereunder shall be exercisable by a holder of Rights by delivering written notice in the form attached as Schedule "A" hereto to Baytex specifying the number of Rights being exercised, accompanied by payment in full of the Exercise Price for the number of Rights for which such exercise is made.  The calculation of the Exercise Price shall be ratified and confirmed by the Chief Financial Officer of Baytex. (In the event of the exercise of Rights by the Chief Financial Officer, the calculation of the Exercise Price shall be ratified and confirmed by the Chief Executive Officer).  Upon receipt of such notice made in accordance with the terms and conditions of the Plan, Baytex shall cause to be issued, and deliver to such holder of Rights, a certificate representing the Shares for which such Rights have been exercised.

16.
Notwithstanding any other provision in this Plan, if a Change of Control (as defined below) occurs during any Exercise Period of any Rights granted hereunder, Baytex shall give notice of such Change of Control to all Service Providers at least 14 days before the anticipated effective date of such Change of Control.  Each Service Provider shall have the right, whether or not such notice is given to it by Baytex, to exercise their unvested Rights and any vested Rights which have not previously been purchased conditional on the completion of the Change of Control (such Rights to be deemed to be exercised prior to the effective time of the Change of Control) (a "Conditional Exercise").  All Rights not exercised prior to the effective time of the Change of Control shall be and shall be deemed to have been cancelled immediately prior to the effective time of the Change of Control and shall be of no further force or effect.  If for any reason such Change of Control is not effected, the Conditional Exercise shall become null and void.

For the purposes of this clause, "Change of Control" means (and shall be deemed to occur upon the effective date of the earlier of any of the following events, provided that such event results in an actual Change of Control of Baytex):

(a)
a successful "take-over bid" (as defined in the Securities Act (Alberta), as amended, or any successor legislation thereto), pursuant to which the "offeror" would as a result of such take-over bid, if successful, beneficially own in excess of 50% of the then issued and outstanding Total Shares;

(b)	the issuance to or acquisition by any person, or group of persons acting in concert, of Shares which in the aggregate total 50% or more of the then issued and outstanding Total Shares;

(c)	the sale of all or substantially all of the assets of Baytex; and

(d)	the liquidation, winding-up or dissolution of Baytex,

provided that notwithstanding the application of any of the foregoing, a change of control shall be deemed to not have occurred:

(e)
pursuant to an arrangement, merger or other from of reorganization of Baytex where the holders of the outstanding voting securities or interests of Baytex immediately prior to the completion of the reorganization will hold more than 90% of the outstanding voting securities or interests of the continuing entity upon completion of the reorganization; or

(f)
if a majority of the Board determines that in substance the arrangement, merger or reorganization are such that a change of control should be deemed to not have occurred and any such determination shall be binding and conclusive for all purposes of the Plan.

17.	(a)
In the event, during any Exercise Period of any Rights granted hereunder, of any consolidation, subdivision, re-division or change of the Shares into a greater or lesser number of Shares, then such outstanding Rights shall be deemed to be amended to be for such greater or lesser number of Shares as would have resulted if the Shares represented by such Rights had been issued and outstanding at the date of such consolidation, subdivision, re-division or change, and the Exercise Price shall be deemed to be adjusted on a pro rata basis.

(b)
In the event of any other capital reorganization of Baytex during any Exercise Period of any Rights granted hereunder not otherwise covered in subparagraph 17(a), or an amalgamation or merger (whether by plan of arrangement or otherwise) of Baytex with or into any other entity or the sale of the properties and assets of Baytex (and the assets of its direct or indirect subsidiaries) as (or substantially as) an entirety to any other entity (and whether or not involving one or more third party entities) and provided that such event is not a Change of Control, each holder of Rights (if the holder has not exercised their Rights prior to the effective date of such capital reorganization, amalgamation, merger or sale) shall be entitled to receive and shall accept in exchange for the Rights then held by such holder, such number of rights or options (or similar securities) (the "New Securities") to acquire such number and type of securities of the entity resulting from such capital reorganization, amalgamation or merger or to which such sale may be made, as the case may be, (the "New Entity") and exercisable at such exercise price and terms of vesting, as is comparable to the Exercise Price and terms of vesting of the Rights, as the Board may determine in its absolute discretion, but subject in all cases to the receipt of any required regulatory and Shareholder approvals.  The New Securities will be subject to the terms of any incentive plan governing the New Securities implemented by the New Entity.  For greater certainty, the exchange of Rights for New Securities will be evidenced by the cancellation of the Rights and the grant of the New Securities.  Upon the issuance of such New Securities to the holder in exchange for its Rights, the obligation of Baytex to the holder in respect of the Rights so exchanged shall terminate and be at an end and the holder shall cease to have any further rights in respect thereof.

18.	The granting of Rights hereunder to any holder of Rights shall not obligate such holder of Rights to exercise such Rights or any portion thereof.

19.	In this Plan the following terms shall have the meaning set forth below:

(a)	"Blackout Period" means a period of time imposed by the Board pursuant to the policies of Baytex upon certain persons during which those persons may not trade in any securities of Baytex; and

(b)	"Insider" has the meaning set forth in Company Manual of the TSX.

20.
Notwithstanding any provision of the Plan to the contrary, the provisions of the Plan and Rights granted hereunder are intended to comply with or are exempt from Section 409A of the United States Internal Revenue Code of 1986, as amended, and its implementing regulations or guidance ("Section 409A"), and all provisions of the Plan and Rights granted hereunder shall be construed and interpreted in a manner consistent with the requirements of Section 409A, as applicable.

SCHEDULE "A"

NOTICE OF EXERCISE OF RIGHTS

To:           Baytex Energy Corp. ("Baytex")

The undersigned holder of Rights hereby gives notice of intention to exercise Rights to purchase ______________ Shares of Baytex granted on __________________________, 20___, with a Grant Price of $__________ per Right.

Only complete this section if you are not subject to income taxes in the United States.
The undersigned holder of Rights hereby elects the Exercise Price for the Rights being exercised to be (please check one):

□	Equal to the Grant Price (as stated above); or
□	Equal to the reduced Grant Price (as calculated in accordance with subparagraph 10(b)(i) of the Plan (being $_______).

Payment in full of the aggregate Exercise Price for the total number of Rights being exercised is enclosed.

Date	Signature of Holder of Rights
Name (please print)
Address

Please have my share certificate sent to me at:	______ above address ______ c/o 2800, 520 – 3rd Avenue S.W. Calgary, Alberta T2P 0R3

RATIFIED AND CONFIRMED this ______ day of _________, 20
BAYTEX ENERGY CORP. Per:___________________________